Exhibit 99.1

J.Jill Names Mary Ellen Coyne as Chief Executive Officer and President

Experienced Retail Executive to Lead Next Chapter of Growth and Innovation

QUINCY, Mass. – February 27, 2025 – J.Jill, Inc. (NYSE:JILL) today announced the appointment of Mary Ellen Coyne as Chief Executive Officer and President, effective May 1, 2025. In addition to her role as CEO and President, Coyne will join the Board of Directors. CEO Claire Spofford, who announced her retirement in December, will step down on April 30, 2025.

“Mary Ellen’s extensive experience in the retail industry, combined with her proven track record of driving growth and strategic transformation, makes her the ideal leader to take J.Jill into its next phase,” said Michael Rahamim, Chairman of the Board. “Her recent success as CEO of J. McLaughlin and her impactful tenure at Ralph Lauren speaks to her ability to build and scale businesses, enhance customer experience, and deliver shareholder value. We are thrilled to welcome her to the J.Jill family.”

Ms. Coyne has over three decades of executive expertise in the retail sector, having held senior leadership positions at several renowned fashion and lifestyle brands. Most recently, she served as CEO of J. McLaughlin, where she successfully revitalized the brand and drove significant growth in sales and profitability over her almost decade-long tenure in the role. Under her leadership, the company expanded its retail footprint, enhanced its e-commerce capabilities, elevated product and entered new product categories. Prior to J. McLaughlin, Ms. Coyne held various executive roles at Ralph Lauren, including Chief Merchandising Officer of Women’s and Children’s.

“I am honored to join J.Jill at such a pivotal time in its journey,” said Coyne. “J.Jill’s commitment to providing high-quality, versatile apparel that resonates with the consumer aligns perfectly with my passion for creating meaningful customer experiences. I am excited to work with the talented team at J.Jill to continue building on the brand’s strong heritage and drive its future growth.”

About J.Jill, Inc.

J.Jill is a national lifestyle brand that provides apparel, footwear and accessories designed to help its customers move through a full life with ease. The brand represents an easy, thoughtful, and inspired style that celebrates the totality of all women and designs its products with its core brand ethos in mind: keep it simple and make it matter. J.Jill offers a high touch customer experience through over 200 stores nationwide and a robust ecommerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.jjill.com or http://investors.jjill.com. The information included on our websites is not incorporated by reference herein.

Contacts:

Investor Relations:

Caitlin Churchill

ICR, Inc.

investors@jjill.com

203-682-8200

Business and Financial Media:

Ariel Kouvaras

Sloane & Company

akouvaras@sloanepr.com

973-897-6241